RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of February 19, 2013 (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”), is made by and between Parexel International, LLC, a Delaware limited liability company (the “Supplier”), the Investor (as defined herein), and JPMorgan Chase Bank, N.A., in its capacity as agent for the Investor, together with its successors and assigns (the “Investor Agent”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Supplier Information, Buyer Information, Pricing Terms and Other Defined Terms.

1.1	Supplier Information. On each Purchase Date, the following information is true and correct with respect to the Supplier:

(a) Taxpayer Identification Number:	04-3517643
(b) Organizational Number, if any:	N/A
(c) Trade Name(s) (if any):	N/A
(d) Prior Name(s) or Place(s) of Business During Past Five Years (if any):	N/A
(e) Chief Executive Office Address:	195 West Street Waltham, MA 02451 Attention: James F. Winschel. Telecopy No.: (781) 434-5033 Email: james.winschel@parexel.com
(f) Address For Notices [if different]:	with copy to: 195 West Street __________ Waltham, MA 02451 Attention: Douglas A. Batt Telecopy No.: (781) 434-5040 Email: douglas.batt@parexel.com
(g) Qualified as Small Business under Small Business Administration criteria? [http://www.sba.gov/content/guide-size-standards]	Initial Answer: Yes: [____] No: [_X_ ]

1.2
Buyer Information. As used herein, the term “Buyer” means GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC or any other subsidiary or affiliate of GlaxoSmithKline PLC; provided, for the avoidance of doubt, any reference herein or in any other Facility Document to a “Buyer” shall include a reference to any subsidiary or affiliate of the Buyer that is the payor under the Receivable with respect to which such reference is made unless the context expressly indicates otherwise.

1.3
Pricing Terms. As used herein, the following terms shall have the meaning ascribed thereto; provided, the Investor Agent may change any term of this Section at any time, without the consent of the Supplier, upon five (5) Business Days’ prior notice to the Supplier.

“Applicable Index Rate” means a rate per annum equal to the rate at which deposits in US Dollars in an amount comparable to the aggregate Face Amount of Designated Receivables set forth in the applicable Proposal and/or Remittance Notice, as the case may be, and having a term comparable to the period from the applicable Discount Start Date to the applicable Maturity Date, are offered in immediately available funds by the Investor Agent’s New York office to leading banks in the market for such Currency up to 2:00 p.m., New York time, on the applicable Discount Start Date.
“Applicable Margin” means 1.00%, per annum.
“Applicable Rate” means, for any Designated Receivable, the annual rate equal to the sum of (i) the Applicable Index Rate, plus (ii) the Applicable Margin.
“Discount Percentage” means 100%.
“Discount Start Date” means, for any Designated Receivable, the later of (i) the date specified as the Purchase Date in the applicable Proposal for such Designated Receivable or (ii) the date on which an Offer in respect of such Designated Receivable shall be accepted by the Investor.
“Face Amount” means, for any Designated Receivable, the face amount of such Designated Receivable as specified in the applicable Proposal and/or Remittance Notice, as the case may be. The aggregate Face Amount of Designated Receivables specified therein shall be net of adjustments, if any, shown in the applicable Proposal and/or Remittance Notice.
“Maturity Date” means, for any Designated Receivable, the maturity date specified in the Proposal and/or Remittance Notice, as the case may be, applicable to such Designated Receivable; provided, if such maturity date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.
“Maximum Tenor” means, for any Designated Receivable, a remaining tenor to maturity not to exceed 90 days.

“Processing Fees” means, $0.
“Purchase Date” means, for any Designated Receivable, the Discount Start Date for such Designated Receivable; provided that for purposes of Section 2.5 herein, the Purchase Date shall be the date of receipt by the Supplier of the Purchase Price paid by the Investor.
“Purchase Price” means, for any Designated Receivable, an amount equal to the following:
A – ((A x B x (C / D)) + E), where:

A	=	Face Amount times the Discount Percentage
B	=	Applicable Rate
C	=	Number of days between the Discount Start Date and the Maturity Date (not including the Discount Start Date, but including the Maturity Date)
D	=	360, or if the Purchase Price is denominated in Sterling, 365
E	=	Processing fees payable by the Supplier in respect of such Designated Receivable, if any

1.4	Other Defined Terms. Other defined terms not defined in this Section 1 are defined in Appendix A hereto.

2.	Purchase and Sale.

2.1
From time to time during the term hereof, the Investor may, in its sole discretion, propose that the Supplier make an offer to sell one or more Designated Receivables to the Investor on the terms set forth therein and otherwise in accordance with the terms hereof, by providing the following information to the Supplier in accordance with Section 2.7 hereof: invoice date, invoice number, Maturity Date, Currency, Face Amount, and Purchase Date.

2.2
(A)    If the Supplier shall have initialed box (A) next to its signature to this Agreement, then upon receipt of the information referred to in Section 2.1 (a “Proposal”), the Supplier may, in its sole discretion, either through the Site or by Acceptable Means, make an offer to sell to the Investor all or any of the Designated Receivables subject to such Proposal on the terms set forth therein and otherwise in accordance with the terms hereof (a “Manual Offer”).

(B)
If the Supplier shall have initialed box (B) next to its signature to this Agreement, the Supplier hereby automatically makes an offer to sell to the Investor all of the Designated Receivables in accordance with the terms hereof (an “Automatic Offer”), in each case, without further action by the Supplier, the Investor or the Investor Agent. In lieu of a Proposal, a Remittance Notice describing any such Designated Receivables shall evidence the terms of the Automatic Offer with respect thereto.

(C)
Any election by the Supplier to make Automatic Offers or Manual Offers (each an "Offer"), as the case may be, in accordance with Section 2.2(A) or 2.2(B), as applicable, shall remain in effect until five (5) Business Days following the receipt by the Investor Agent of notice from the Supplier revoking such election, and thereafter all Offers shall be made in accordance with the election of the Supplier set forth in such notice until revoked in accordance with this Section 2.2(C).

2.3
The Investor may, in its sole discretion, purchase a Designated Receivable by paying to the Supplier’s Account the Purchase Price with respect to each Designated Receivable subject to an Offer. The parties acknowledge and agree that the Purchase Price set forth in a Proposal is an indicative price and that the applicable Purchase Price of any Designated Receivable shall be determined by the Investor on the relevant Discount Start Date by reference to the Applicable Index Rate then in effect.

2.4
FOR THE AVOIDANCE OF DOUBT, THE SENDING OF A REMITTANCE NOTICE BY OR ON BEHALF OF THE INVESTOR SETTING FORTH THE APPLICABLE PURCHASE PRICE FOR A DESIGNATED RECEIVABLE SHALL CONSTITUTE THE SOLE MEANS BY WHICH AN OFFER WITH RESPECT TO SUCH DESIGNATED RECEIVABLE MAY BE ACCEPTED, AND NO OTHER COMMUNICATION OR COURSE OF DEALING BETWEEN THE SUPPLIER AND THE INVESTOR OR THE INVESTOR AGENT SHALL CONSTITUTE THE ACCEPTANCE BY THE INVESTOR OF SUCH OFFER.

2.5
In consideration of the payment of the Purchase Price with respect to each Designated Receivable subject to an Offer, upon receipt of the Purchase Price by the Supplier, the Supplier will have sold to the Investor, and the Investor will have purchased from the Supplier on the Purchase Date therefor, all of the Supplier’s right, title and interest in and to the Designated Receivables subject to such Offer, in each case, subject to the terms and conditions hereof. Payment of the Purchase Price shall be deposited into the account specified by the Supplier by any funds transfer system which the Investor Agent deems reasonable.

2.6
If the Investor, in its sole discretion, does not accept an Offer, the Investor may, but shall have no obligation to, make a new Proposal with respect to all or any of the Designated Receivables subject to such Offer in accordance with the terms and conditions hereof.

2.7
Proposals, Offers and Remittance Notices may be given either through the Site in accordance with the rules and procedures thereof or, if the Site is unavailable, by other means acceptable to the Supplier and the Investor Agent (“Acceptable Means”). Delivery by the Investor Agent to the Supplier of a Proposal and/or a Remittance Notice, as the case may be, by e-mail or facsimile shall be deemed to constitute Acceptable Means.

2.8
All obligations of the Supplier under each Contract, including, without limitation, all representations and warranty obligations, all servicing obligations, all maintenance obligations, all delivery and transport and all insurance obligations, shall be retained by, and shall be the sole responsibility of, the Supplier, and the Supplier shall hold the Investor and the Investor Agent harmless from, and shall indemnify the Investor and the Investor Agent against any loss, cost, or expense arising from, any and all such obligations. Any claim that the Supplier may have against the Buyer or any other party, and/or the failure of the Buyer to fulfill its obligations under the applicable Contract, shall not affect the obligations of the Supplier to perform its obligations under any Facility Document, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance of any of its obligations under the Facility Documents. Notwithstanding anything to the contrary contained in this Agreement or the Facility Documents, the sale of any Designated Receivable under this Agreement shall be without recourse to Supplier and Investor Agent and Investor shall assume the credit risk of non-payment of any Purchased Receivable to the extent such non-payment is the result of a Buyer's financial inability to pay.

2.9
Purchases of Receivables under this Agreement may be effected during the period from the Effective Date to the date this Agreement is terminated by either the Supplier or the Investor upon five (5) Business Days prior notice to the other, in each case, in the sole and absolute discretion thereof.

2.10
FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE SUPPLIER EXPRESSLY AGREES THAT NEITHER THE INVESTOR NOR THE INVESTOR AGENT SHALL HAVE ANY OBLIGATION TO MAKE ANY PROPOSAL OR ACCEPT ANY OFFER HEREUNDER, THAT THE SUPPLIER HAS NOT PAID, AND IS NOT REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO THE INVESTOR OR INVESTOR AGENT, AND THE INVESTOR MAY REFUSE, FOR ANY REASON OR FOR NO REASON, TO MAKE ANY PROPOSAL OR ACCEPT ANY OFFER REGARDLESS OF WHETHER THE APPLICABLE CONDITIONS SET FORTH HEREIN HAVE BEEN SATISFIED.

3.	Conditions Precedent. The occurrence of the Effective Date is conditioned upon the receipt by the Investor Agent of each of the following in form and substance satisfactory to the Investor Agent:

(a)
a certificate signed by the keeper of the books and records of the Supplier, containing statements confirming (i) the power and authority to enter into the Receivables Purchase Agreement on behalf of the Supplier, and (ii) incumbency and signatures of the officers of the Supplier executing any document in connection with the Facility Documents; and

(b)
lien searches from the appropriate jurisdiction and UCC financing statements for filing in such jurisdiction as necessary to evidence the sale of or otherwise protect the Investor’s rights in any Purchased Receivables, together with a release signed by each Person having a security interest in the Designated Receivables.

4.	Representations and Warranties. On each Purchase Date in connection with the sale of a Designated Receivable on such date, the Supplier represents and warrants to the Investor as follows:

(a)	Eligible Receivable. Such Designated Receivable:

(i)
(A) by its terms is due and payable by the Buyer within the Maximum Tenor from the original billing date therefor and (B) has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits, except as reflected in the Face Amount thereof;

(ii)
is an “account” within the meaning of Section 9-102 of the UCC and is not evidenced by a promissory note or other “instrument” or by “chattel paper” (as each such term is defined in Article 9 of the UCC);

(iii)
arises under a Contract that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, and is not subject to any Dispute;

(iv)
arises under a Contract that (A) permits assignment or does not require the Buyer to consent to the transfer, sale or assignment of the rights and duties of the Supplier under such Contract, and (B) does not contain a confidentiality provision that purports to restrict the ability of any Investor or the Investor Agent to exercise its rights under this Agreement, including, without limitation, its right to review the Contract pursuant to section 6.1 (e), provided however that if any of the restrictions set forth in (A) and (B) above exist, Supplier shall consent and obtain Buyer’s consent prior to (i) such transfer, sale or assignment under clause (A) above and (ii) disclosure of the Contract to Investor and Investor Agent under clause (B) above; provided that Supplier retains the right in its sole discretion to withhold information contained in any Contract disclosing trade secrets or confidential information, including pricing and formulas;

(v)
arises under a Contract (A) that contains an obligation to pay a specified sum of money plus reimbursable expenses, which together shall equal the Face Amount of such Receivable, contingent only upon the sale of goods, the provision of services, or the achievement of milestones and/or the incurrence of reimbursable expenses by the Supplier, and (B) with respect to which the Supplier has performed all obligations required to be performed by it thereunder as of such time, including shipment of the goods, the performance of the services purchased thereunder, the achievement of milestones and/or the incurrence of reimbursable expenses by the Supplier;

(vi)
arises solely from the sale of goods to the Buyer by the Supplier, the provision of services, and/or the achievement of milestones, and/or the reimbursable expenses incurred by Supplier, in the ordinary course of the Supplier’s business, and not by any other Person (in whole or in part);

(vii)	together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto, or any agreement of the Supplier; and

(viii)
is not a Receivable (A) as to which any payment, or part thereof, has not been made on or after the original due date for such payment, (B) Supplier has actual knowledge that an Insolvency Event has occurred with respect to the Buyer, or (C) which has been identified by the Supplier as uncollectible.

(b)
Good Title. The Supplier has good and marketable title to such Designated Receivable, and upon the sale of such Designated Receivable by the Supplier, the Supplier will transfer, and the Investor will acquire, such Designated Receivable free and clear of any lien, encumbrance or adverse claim, except as created by the Facility Documents.

(c)	Compliance. The Supplier is not in default of any of its obligations under this Agreement or any other Facility Document.

(d)	Insolvency Event. No Insolvency Event has occurred with respect to the Supplier.

(e)
Information. All data, materials and information provided by the Supplier to the Investor and the Investor Agent in connection herewith, including, without limitation, the information set forth in Section 1.1, and with respect to each Contract, and each Designated Receivable, is true and correct in all material respects.

(f)
Organizational Existence and Power. The Supplier is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing and has and holds all power and all governmental authorizations and approvals required to carry on its business as a foreign corporation, under the laws of each state or other jurisdiction in which the character of Supplier’s properties owned, operated or leased, or the nature of Supplier's activities, makes such qualification necessary, except in those states and jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected, as of the date hereof, to have a Material Adverse Effect on Supplier. “Material Adverse Effect” shall mean there shall have been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of a party hereto, whether or not arising in the ordinary course of business.

(g)
Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by the Supplier of the Facility Documents and the performance of its obligations thereunder have been duly authorized by all necessary action on its part and have been duly executed and delivered by the Supplier.

(h)
No Conflict. The execution and delivery by the Supplier of the Facility Documents, and the performance of its obligations thereunder, do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any lien, encumbrance or adverse claim on assets of the Supplier.

(i)
Governmental Authorization. Other than the filing of the financing statements required hereunder to evidence the sale of the Purchased Receivable, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Supplier of the Facility Documents and the performance of its obligations thereunder.

(j)
Actions, Suits. There are no actions, suits or proceedings pending, or to the best of the Supplier's knowledge, threatened, against the Supplier or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a material adverse effect on the Facility Documents and the transactions contemplated thereby. The Supplier is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a material adverse effect on the Facility Documents and the transactions contemplated hereby.

(k)
Binding Effect. The Facility Documents constitute the legal, valid and binding obligations of the Supplier enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Supplier agrees that the forgoing representations and warranties, except with respect to individual Designated Receivables, are true and correct as of the date of this Agreement.

5.
Nature of Transaction. It is the express intent of the parties to this Agreement that the sale and conveyance of the Purchased Receivables pursuant to this Agreement be construed as a true sale of the Purchased Receivables by the Supplier to the Investor, and not a grant of a security interest in any Purchased Receivables by the Supplier to the Investor to secure a debt or other obligation. The Supplier hereby authorizes the Investor Agent to file financing statements in such jurisdictions as the Investor Agent shall determine are necessary or desirable for the purpose of evidencing the sale of any Purchased Receivable.

6.	Supplier Covenants. So long as any Purchased Receivable remains outstanding, the Supplier agrees that:

6.1	The Supplier shall:

(a)
take all necessary action to vest full title to the Purchased Receivables and the proceeds thereof purchased hereunder in the Investor, free and clear of any adverse claims, and defend the right, title and interest of the Investor in any of the foregoing property, against all claims of third parties claiming through or under the Supplier with respect to the Purchased Receivables, and upon the written request of the Investor Agent, the Supplier, at its sole expense, shall promptly and duly execute and deliver all such further instruments and documents and take such further action as the Investor Agent may reasonably request for the purpose of obtaining the full benefits of the Receivables Purchase Agreement and the Purchased Receivables and of the rights and powers herein and therein granted with respect to the Purchased Receivables. For the avoidance of doubt, the Purchase Price paid to Supplier for such Purchased Receivables shall not constitute proceeds of such Purchased Receivables;

(b)
hold any payment received by it from the Buyer pertaining to Purchased Receivables in trust for the benefit of the Investor and account for and remit the same promptly to the Investor (for purposes of the foregoing, any payment made by the Buyer with respect to any Purchased Receivable shall, except as otherwise specified by the Buyer or as otherwise required by contract or law, be deemed applied to Purchased Receivables (in order of maturity, starting with the oldest such Purchased Receivable) to the extent of any amounts due and payable thereunder, before being applied to any other obligation of the Buyer to the Supplier);

(c)
pay and discharge prior to delinquency, and hold the Investor harmless from, all taxes, assessments, levies and other governmental charges imposed upon and payable by the Supplier, with such indemnity to extend to any loss, damage or expense incurred by the Investor as a result of tax liens for taxes payable by the Supplier or any other lien or claim being placed on Purchased Receivables purchased by the Investor, other than any lien or claim placed on any such Purchased Receivable as a result of any act of the Investor;

(d)
notify the Investor Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto: (i) the occurrence of any event or condition that could reasonably be expected to have a material adverse effect on the Supplier or the transactions contemplated hereby; (ii) the occurrence of any Insolvency Event with respect to the Supplier; or (iii) the occurrence of a default after the expiration of any notice and grace period or an event of default under any other material financing arrangement pursuant to which the Supplier is a debtor or an obligor; and

(e)
If (a) any representation or warranty made by the Supplier with respect to a Purchased Receivable is or proves to be inaccurate, incorrect or untrue, in any material respect, on any date as of which it is made or deemed to be made, (b) any covenant in Section 6 is breached in any material respect; or (c) any lien, encumbrance or adverse claim shall have occurred or otherwise exist with respect to such Purchased Receivable (other than in favor of the Investor or the Investor Agent), then, in each case, provide to the Investor Agent promptly upon its request, a true and correct copy of each Contract, and any amendment thereto entered into after the Effective Date to the extent necessary for the Investor or Investor Agent to exercise its rights under this Agreement, provided however that the Supplier retains their right in its sole discretion to withhold information contained in each Contract and/or amendment disclosing any trade secrets or other confidential information, including, but not limited to pricing and formulas. For the avoidance of doubt, any non-public information provided by the Supplier pursuant to this section or the Facility Documents shall be deemed confidential information whether or not disclosed to the Investor or the Investor Agent through its site, in writing, orally, or by any other means.

6.2	The Supplier shall not:

(a)
extend, amend or otherwise modify the terms of any Purchased Receivable, or make any change to any Contract that would make the representations or warranties relating to such Purchased Receivable contained in Section 4 of this Agreement inaccurate in any respect, without the prior written consent of the Investor Agent;

(b)
sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any adverse claim upon or with respect to, any Purchased Receivable or the proceeds thereof or any Contract under which any Purchased Receivable arises, or assign any right to receive income with respect thereto, except for the interest of the Investor and Investor Agent. For the avoidance of doubt, the Purchase Price paid to Supplier for such Purchased Receivables shall not constitute proceeds of, or a right to receive income with respect to such Purchased Receivables; Notwithstanding the foregoing, this provision shall not apply with respect to any property of the Supplier that is retained by Supplier.

(c)	interfere with any collection of any Purchased Receivable or attempt to receive or make, collection from the Buyer in respect of any Purchased Receivable; and

(d)
change its name, identity, corporate structure or jurisdiction of formation unless it shall have (i) given the Investor Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Investor Agent all financing statements, instruments and other documents reasonably requested by the Investor Agent in connection with such change or relocation.

7.
Repurchase. If (a) any representation or warranty made by the Supplier with respect to a Purchased Receivable is or proves to be inaccurate, incorrect or untrue, in any material respect, on any date as of which it is made or deemed to be made, (b) any covenant in Section 6 is breached in any material respect; or (c) any lien, encumbrance or adverse claim shall have occurred or otherwise exist with respect to such Purchased Receivable (other than in favor of or created or consented to by, the Investor or the Investor Agent), then, in each case, the Investor Agent may, in its discretion, require the Supplier to repurchase such Purchased Receivable. The Investor Agent shall notify the Supplier in writing of any Purchased Receivable that the Supplier is required to repurchase hereunder, and, within three Business Days of its receipt of such notice, the Supplier shall repurchase such Purchased Receivable by paying to the Investor Agent an amount equal to the Face Amount of such Purchased Receivable times the Discount Percentage, less any amounts paid by or on behalf of the Buyer to the Investor or the Investor Agent with respect to the Purchased Receivable. Any such repurchase shall be made without recourse and without representation or warranty of any kind on the part of the Investor or the Investor Agent; provided that Investor and Investor Agent shall represent and warrant that such repurchased receivables have no liens, encumbrances or adverse claims originating from Investor or Investor Agent.

8.	Payments.

8.1
In the event that any amount payable by the Supplier pursuant to Section 7 or Section 9.4 remains unpaid for any reason for five (5) Business Days after the Investor provides notice to the Supplier that such amounts are past due, the Investor shall charge, and the Supplier shall pay, an amount equal to (x) such unpaid amount due from the Supplier to the Investor during the period from (and including) the due date thereof to, but excluding the date payment is received by the Investor in full, times (y) a rate per annum equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum, computed on the basis of a 360 day year, and for actual days elapsed, which amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.

8.2
All amounts payable by the Supplier to the Investor pursuant to or in connection with any Facility Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by law, and shall be paid on the date such amount is due by not later than 11:00 a.m. (New York City time) to the account of the Investor notified to the Supplier from time to time. All payments to be made under any Facility Document or in respect of a Purchased Receivable, shall be made in the applicable Currency in immediately available funds. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day. All amounts payable by the Investor or the Investor Agent to the Supplier pursuant to or in connection with any Facility Document, including, without limitation, the Purchase Price of each Purchased Receivable, shall be remitted on the date such amount is due to the Supplier’s Account.

9.	Miscellaneous.

9.1
Any reference to an “Investor” in any Facility Document shall be a reference to the Person that purchases a Designated Receivable, together with such Person’s successors and assigns. In connection with any purchase, Investor Agent may act on behalf of Persons designated as purchasers of such Designated Receivables on the books and records of the Investor Agent, which shall be conclusive and binding on all parties hereto, absent manifest error, including the right to file UCC financing statements on behalf of Investors naming the Investor Agent as the secured party for purposes of perfecting the purchase and sale of the Designated Receivables under the UCC. Each such Person is deemed to agree that as of the Purchase Date with respect to each such Designated Receivable, such Person shall be subject to, and shall be afforded the benefits of, the terms and conditions of the Facility Documents applicable to the Investor of such Designated Receivable. If more than one Person is designated as an Investor with respect to a Designated Receivable, each such Person shall be deemed to be an Investor with respect to an undivided interest in such Designated Receivable equal to the percentage interest with respect thereto as set forth on the books and records of the Investor Agent.

9.2
The Supplier hereby appoints the Investor Agent as the true and lawful attorney-in-fact of the Supplier, with full power of substitution, and hereby authorizes and empowers the Investor Agent in the name and on behalf of the Supplier, to take such actions, and execute and deliver such instruments and documents, as the Investor Agent deems proper in order to make collection of and otherwise realize the benefits of any Purchased Receivable. The Investor Agent shall have the right to notify the Buyer at any time of the sale to the Investor of any Purchased Receivable; bring suit, in the Investor’s or the Supplier’s name, and generally have all other rights of an owner and holder respecting any Purchased Receivable. The Investor Agent may endorse or sign the Investor’s or the Supplier’s name on any checks or other instruments with respect to Purchased Receivable or the goods covered thereby.

9.3
All communications or notices required under this Agreement shall be in writing, shall be deemed to have been given and received (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) on the date received if before 5:00 p.m. local time after being sent to the recipient by facsimile transmission or electronic mail, or, if after 5:00 p.m. local time, the next Business Day or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient (until such party advises the others in writing of a change in such party's address), in the case of the Supplier, at the address set forth in Section 1.1, if to the Investor, c/o the Investor Agent, and if to the Investor Agent, as set forth under its signature hereto.

9.4
The Supplier will reimburse the Investor Agent and the Investor for all reasonable out-of-pocket expenses (including reasonable attorney’s fees), due diligence and other expenses incurred in the enforcement of this Agreement or any Purchased Receivable, to the extent such enforcement is necessary as a result of (a) any representation made by the Supplier being false or incorrect in any material respect when made, or (b) the Supplier’s failure to comply with any of the terms of this Agreement or any other Facility Document. The Supplier shall also indemnify, protect, defend and hold harmless the Investor and the Investor Agent and their respective successors and assigns and their affiliates, directors, officers, agents, attorneys and employees from and against all losses, liabilities, claims, damages, judgments, taxes, costs and expenses, including reasonable attorneys' fees and costs, incurred by or imposed upon them at any time by reason of (a) any representation made by the Supplier being false or incorrect when made, (b) the Supplier’s failure to comply with any of the terms of this Agreement or any other Facility Document or (c) any Dispute.

9.5
The Facility Documents constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. Neither this Agreement nor any provision hereof may be amended, waived, or discharged unless in writing signed by all parties; provided, the Investor may from time to time amend Section 1.3 by delivery to the Supplier of a notice with respect thereto, and such amendment shall become effective five (5) Business Days after the delivery thereof.

9.6
The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to, or permitted assignee of, any of the parties hereto. The Supplier may not assign any of its rights or obligations hereunder without the prior written consent of the Investor Agent. The Investor may assign or sell participations in any or all of its rights or obligations hereunder without notice to, or the consent of, the Supplier. The Investor Agent may assign any or all of its rights or obligations hereunder without the consent of, but with notice thereof to, the Supplier.

9.7
This Agreement may be signed in one or more counterparts, each of which shall be considered an original, but all of which shall be considered one and the same agreement. The unenforceability for any reason of any provision of this Agreement or any other document shall not impair or limit the operation or validity of any other provision of this Agreement or any other agreements now or hereafter existing among the Investor, the Investor Agent and the Supplier. No delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or privilege hereunder preclude other or further exercises hereof or the exercise of any other right, power or privilege.

9.8
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

9.9
Any litigation based hereon, or arising out of, under or in connection with this Agreement or any other Facility Document, may be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any Receivables or other property may be brought, at the Investor’s option, in the courts of any jurisdiction where such Receivables or other property may be found. The Supplier hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. The Supplier further irrevocably consents to the service of process by registered mail, postage prepaid, to its address specified herein or by personal service within or without the State of New York. The Supplier expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum. No legal action or proceeding arising out of or in connection with this Agreement or any transaction entered into hereunder may be brought by the Supplier against the Investor or the Investor Agent except in a state or federal court located in the Borough of Manhattan, City of New York, State of New York.

9.10
EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH INVESTOR OR INVESTOR AGENT AND SUPPLIER ARE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DESIGNATED RECEIVABLE.

9.11
Notwithstanding anything to the contrary herein, the Investor and the Investor Agent shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether they shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. Supplier shall not be liable for any punitive, consequential, indirect or special damages or losses or lost profits regardless of whether they shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. The Supplier agrees that reasonable outside counsel fees and costs incurred in an action brought pursuant to Sections 2.8, 6.1(c), and 9.4 of this Agreement are direct damages.

9.12
The Investor agrees that after the date on which this Agreement shall have been terminated and all the Purchased Receivables shall have been paid by the Buyer, upon request of the Supplier, and at the Supplier's expense, the Investor shall prepare and file an appropriate termination statement or statements with respect to any financing statement previously obtained by the Investor; provided, no termination of this Agreement shall in any way affect the respective rights and obligations of the parties hereto arising prior to such termination or relating to Purchased Receivables, including, without limitation, with respect to Sections 2.8, 7, 8, 9.4, 9.8, 9.9 and 9.10.

9.13
The Investor hereby notifies the Supplier that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies the Supplier, which information includes the name and address of the Supplier and other information that will allow the Investor to identify the Supplier in accordance with the PATRIOT Act.

10.	Confidentiality.

10.1
Investor, investor Agent and Supplier shall each use reasonable care (but in no event less care than it uses to keep its own Confidential Information confidential), during the term of the Agreement and for three years after the termination of this Agreement, to keep confidential all confidential, proprietary and trade secret information (including without limitation technical, business or financial information and any and all information of, from and relating to Supplier) disclosed to it or its affiliates by the other party or any Buyer (collectively, “Confidential Information”). Except as set forth in this Section 10.1, no Confidential Information of the Supplier will be disclosed to any party by Investor or Investor Agent. The Investor and the Investor Agent may disclose any information received in connection with the transactions contemplated by the Facility Documents relating to the Supplier or Purchased Receivables (a) to the extent required by any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority having jurisdiction over the Investor or the Investor Agent, as applicable, or in connection with any legal proceedings as further set forth in subsection 10.2 (b) below, (b) to the Buyer, (c) to (A) any actual or prospective assignee or participant, (B) any securitization company the Investor may use from time to time, (C) any special purpose entity into which any Purchased Receivable is sold or which issues securities backed by an interest in any Purchased Receivable (each, a “Conduit Assignee”), (D) any rating agency, (E) any placement agent, credit enhancement provider (including, without limitation, the issuer of any financial guaranty or trade credit insurance policy) or liquidity provider for any Conduit Assignee, and (F) any purchaser of securities issued by a Conduit Assignee, and (d) to any affiliate, director, employee, agent, representative, auditor or counsel of the Investor or the Investor Agent or of any of the foregoing, provided that (1) in the case of any party described in clause (c)(A), (B), (C) or (E) or (d) of this sentence, such person has agreed to be bound by confidentiality obligations comparable to the confidentiality undertaking of the Investor and Investor Agent, and (2)

Supplier's Confidential Information may be disclosed only to the extent reasonably necessary and relevant for the purposes referred to in this sentence.

10.2
Notwithstanding anything to the contrary contained in this Agreement, however: (a) neither Investor, Investor Agent nor Supplier shall be obligated to keep confidential any Confidential Information that: (i) is or becomes part of the public domain without a breach of this Agreement by it; (ii) it obtained from another person or entity without an obligation to keep such information confidential; (iii) it had in its possession before the Effective Date without an obligation to keep such information confidential or (iv) it developed independently, without access to such information; and (b) either Investor, Investor Agent or Supplier may disclose such Confidential Information to the extent it is required to do so pursuant to law or regulation or the terms of an order of a court or administrative tribunal of competent jurisdiction, or as requested by any governmental or regulatory agency having jurisdiction over Investor, Investor Agent or Supplier, as applicable, and in the event that Investor, Investor Agent or Supplier plans to disclose such information pursuant to such law, regulation or order, it shall promptly notify the other thereof except to the extent it is precluded from doing so by the terms of such law, regulation or order. The terms and conditions of this Section 10 shall survive the termination of this Agreement for any reason (no matter which party terminates it).

10.3
Each party agrees that breach or threatened breach of any duty in this Section 10 is likely to result in substantial and immediate irreparable harm to the other party inadequately remedied by monetary damages, and that the injured party shall be entitled to seek injunctive relief for any such breach or threatened breach, in addition to any other remedy to which such party is otherwise entitled.

10.4
Notwithstanding anything in this Agreement to the contrary, each party shall comply with all privacy and data protection laws, rules and regulations which are or which may in the future be applicable to the terms of this Agreement. In the event JPMorgan must collect, use or disclose any personal information, Supplier warrants and represents that it has obtained, on behalf of JPMorgan, all required consents from any individuals with respect to the use or disclosure of such information as are required. Without limiting the generality of the preceding sentence, each party agrees that it will not use nor disclose to any other party any nonpublic personal information which it receives from a financial institution in connection with this Agreement, except in accordance with this Agreement. For purposes of this Section, when applicable, the terms “nonpublic personal information” and “financial institution” shall have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. Section 6809) and implementing regulations thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PAREXEL INTERNATIONAL, LLC, as Supplier
By:	/s/ James F. Winschel, Jr.	SECTION 2.2: INITIAL (A) OR (B): (A) MANUAL OFFER: [/s/JFW] (B) AUTOMATIC OFFER: [____]
Name:	James F. Winschel. Jr.
Title:	Treasurer

JPMORGAN CHASE BANK, N.A., as Investor Agent
By:	/s/ Erica Goudzwaard
Name:	Erica Goudzwaard
Title:	Associate

Address for Notices:

JPMorgan Chase Bank, N.A.
300 South Riverside Plaza
Mail Code: IL1-0199
Chicago, Illinois 60670
Attention: Global Contracts Management – SCF
Telecopy No.: 312-954-3516
Email: supply.chain.finance.contracts@jpmchase.com

APPENDIX A | CERTAIN DEFINED TERMS
As used in the Receivables Purchase Agreement to which this Appendix A is attached, the following terms shall have the meaning ascribed thereto:
“Acceptable Means” shall have the meaning specified in Section 2.7 above.
“Agreement” as defined in the preamble hereto.
“Ancillary Rights” means, with respect to any Receivable, all contract rights for the payment of money arising from the sale of goods or the rendition of services which gave rise to such Receivable; all other obligations for the payment of money arising therefrom; all collateral, insurance, supporting obligations, and guaranties therefor; the rights to goods and property represented thereby or associated therewith; all rights and remedies against the Buyer and/or third parties obligated thereon or goods associated therewith and the proceeds of any of the foregoing. For the avoidance of doubt, the foregoing shall not include the Purchase Price.
“Automatic Offer” as defined in Section 2.2(B) above.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, when used in connection with determining the Applicable Index Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the market for the applicable Currency.
“Conduit Assignee” as defined in Section 10.1 above.
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings setting forth the terms relevant to eligibility of such Receivable for purchase hereunder.
“Currency” means, for any Designated Receivable, the currency noted as the Currency with respect thereto in the applicable Proposal and/or Remittance Notice, as the case may be.
“Designated Receivable” means each Receivable that is described in a Proposal and/or Remittance Notice, as the case may be, on the Site or notified to the Supplier by the Investor Agent through other Acceptable Means.
“Dispute” means any bona fide defense, counterclaim, offset or other claim, investigation, or proceeding, asserted as a reason for non-payment of a Receivable, whether arising from or relating to the sale of goods or rendition of services that gave rise to such Receivable, or arising from or relating to any other transaction or occurrence, whether pertaining to price, terms, quality, workmanship, delivery, quantity or otherwise. A Dispute shall not mean any matter relating to an Insolvency Event of the Buyer.
“Effective Date” means, subject to Section 3, the date of this Agreement.
“Eligible Receivable” means a Designated Receivable with respect to which each of the representations and warranties set forth in Section 4(a) are true and correct as of the Purchase Date thereof.
“Facility Document” means each of this Agreement, each Proposal, each Offer, each Remittance Notice and all other documents, instruments or agreements executed and delivered by the Supplier to, or for the benefit of, the Investor in connection herewith.
“Insolvency Event” means, with respect to any Person, that (i) such Person (a) shall generally not pay its debts as such debts become due or (b) shall admit in writing its inability to pay its debts generally or (c) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, and, if instituted against such Person, shall remain undischarged for a period of sixty (60) days; or (iii) such Person or any subsidiary thereof shall take any corporate or similar action to authorize any of the actions set forth in the preceding clauses (i) or (ii).
“Investor” as defined in Section 9.1.
“Investor Agent” as defined in the preamble hereto.
“Manual Offer” as defined in Section 2.2(A) above.
“Offer” means an Automatic Offer or a Manual Offer, as the context may require.
“PATRIOT Act” as defined in Section 9.13.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposal” as defined in Section 2.2(A) above.
“Purchased Receivable” means each Designated Receivable that the Investor purchases in accordance with this Agreement.
“Receivable” means the monetary obligation of the Buyer to the Supplier arising under a Contract which is evidenced by an invoice (including the right to receive payment of any interest or finance charges or other liabilities of the Buyer under such Contract), all Ancillary Rights with respect thereto, and all payments made on such Receivable and all proceeds with respect to the foregoing. For the avoidance of doubt, the foregoing shall not include the Purchase Price.
“Remittance Notice” shall mean a notification by the Investor Agent to the Supplier of payment of the Purchase Price of Designated Receivables on the terms set forth therein and otherwise in accordance with the terms hereof, in each case including the following information:  invoice date, invoice number, Maturity Date, Currency, Face Amount, and Purchase Date.
“Supplier” as defined in the preamble hereto.
“Supplier’s Account” means an account of the Supplier as notified to the Investor Agent from time to time by the Supplier in writing.
“Site” means the JPMorgan APAR Internet Web Site operated by JPMorgan Chase Bank having the URL address notified to the Supplier by the Investor Agent from time to time, to the extent that such Web Site is accessible by the Supplier.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of law, the sale of the Purchased Receivable to the Investor is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating thereto.